Exhibit 99.1

The Nasdaq Stock Market, Inc.

One Liberty Plaza

New York, New York 10006

Press Release

For Release:	January 30, 2006
Media Contact:	Silvia Davi, NASDAQ
212.401.8714
Investor Contact:	Vincent Palmiere, NASDAQ
212.401.8742
Jody Burfening/Carolyn Capaccio
Lippert/Heilshorn & Associates
212.838.3777

NASDAQ ANNOUNCES FOURTH QUARTER 2005 RESULTS

- Net Income More than Doubles Year-Over-Year -

New York, N.Y.—The NASDAQ Stock Market, Inc. (“NASDAQ®”; Nasdaq: NDAQ), today reported fourth quarter 2005 net income of $17.1 million or $0.15 per diluted share versus net income of $17.8 million or $0.16 per diluted share in the third quarter of 2005 and net income of $7.4 million or $0.02 per diluted share in the fourth quarter of 2004. 2004 results reflect continuing and discontinued operations, and include a net gain of $9.6 million from discontinued operations. Net loss from continuing operations for the fourth quarter 2004 was $2.2 million or $(0.10) per diluted share. The remainder of this discussion reflects results from continuing operations, which includes INET operations beginning December 8, 2005.

Net income from continuing operations for the full year 2005 was $61.7 million or $0.57 per diluted share versus net income of $1.8 million or a loss of $(0.14) per diluted share for the full year 2004.

Gross margin, which represents total revenues less cost of revenues, was $138.6 million for the fourth quarter of 2005, an increase of 14.2% from $121.4 million in the year-ago period and 6.1% from $130.6 million in the third quarter of 2005. Gross margin for the full year 2005 was $526.0 million, an increase of 8.5% from $484.6 million in 2004.

“2005 was a highly successful year for NASDAQ, both as a stock market and as a public company”, commented NASDAQ’s Chief Executive Officer, Robert Greifeld. “Our financial performance was exceptional, with strong fourth quarter earnings growth from last year capping off a period of increased productivity. We continue to transform our organization by accelerating the pace of innovation in every aspect of our business, expanding our scale and functionality, and pioneering new products and services.”

Mr. Greifeld concluded, “The hard work completed over the past two years gives NASDAQ a formidable competitive position. In 2006 we will begin operations as an independent registered exchange on the threshold of historic changes in our industry. Our 2006 priorities are to: complete the INET integration; increase our market share of U.S equity trading and company listings; and raise the value of our proprietary market data products; while maintaining the discipline necessary to complete our cost reduction program. In this increasingly competitive world, NASDAQ is committed to maintaining its position as the premier equity marketplace through sustained execution of our well-founded strategy.”

Recent Highlights

•	Received unanimous SEC approval to operate as a national securities exchange, allowing NASDAQ to take the final steps needed to complete its separation from NASD.

•	Completed the acquisition of the INET ECN, designed to provide NASDAQ with a technologically superior trading platform, enhance NASDAQ’s ability to compete with U.S. and international market centers, and generate significant savings through technology.

•	Welcomed Charles Schwab and Cadence Design Systems as sole NASDAQ issuers. Both switched their listings to NASDAQ from NYSE after participating in NASDAQ’s dual listing program. We also welcomed Harmony Gold as our first dual listed international company.

•	Entered into a definitive agreement to acquire Shareholder.com, a shareholder communications and investor intelligence firm, enabling NASDAQ to offer Shareholder.com’s comprehensive suite of services to its listed and other public companies.

Charges Associated with NASDAQ’s Cost Reduction Program and INET Integration

Included in total expenses for the fourth quarter and full year 2005 are net pre-tax charges of $2.1 million and $20.0 million, respectively, relating to NASDAQ’s continuing efforts to reduce operating expenses and improve the efficiency of its operations, as well as fourth quarter charges associated with the acquisition and integration of the INET ECN. Included in the fourth quarter 2005 charges is the release of a $12.1 million sublease loss reserve which was recorded in the third quarter 2004 as this space will now be used to support INET operations. Excluding the release of the sublease loss reserve, total pre-tax charges taken during fourth quarter and full year 2005 are $14.2 million and $32.1 million, respectively.

The net pre-tax charges of $2.1 million and $20.0 million recorded in the fourth quarter and full year 2005 include:

•	Workforce Reductions – NASDAQ recorded charges of $2.7 million in the quarter and $4.6 million in the year for severance and outplacement costs.

•	Real Estate – NASDAQ recorded a net benefit of $9.8 million in the quarter and $5.4 million in the year as part of its real estate consolidation plans. As stated above, the benefit results from the fourth quarter 2005 release of a previously recorded sublease loss reserve.

•	Technology Review – NASDAQ recorded depreciation and amortization expenses of $9.2 million in the quarter and $20.8 million in the year associated with its technology review, in which it changed the estimated useful life of some assets and changed the terms on some operating leases as it migrates to lower cost operating platforms and processes.

2006 Outlook

NASDAQ expects the following results for the full-year 2006:

•	Net income in the range of $57.0 million to $69.0 million for the year, or approximately $0.52 to $0.60 per diluted share, including the impact of charges associated with NASDAQ’s cost reduction program and INET integration, noted below.

•	Gross margin in the range of $615.0 million to $635.0 million.

•	Total expenses in the range of $465.0 million to $475.0 million.

Included in 2006 total expense projections are approximately $60.0 million to $70.0 million of pre-tax charges associated with NASDAQ’s continuing efforts to improve efficiencies and reduce operating expenses and to integrate the INET ECN. These charges include:

•	Approximately $36.0 million to $40.0 million in depreciation and amortization primarily related to NASDAQ’s decision to migrate to less expensive technology operating platforms.

•	Approximately $19.0 million to $24.0 million in non-cash charges related to NASDAQ’s plans to exit certain real estate facilities.

•	Approximately $5.0 million to $6.0 million in severance expenses associated with NASDAQ’s plans for workforce reductions.

The impact of these charges is expected to be in the range of $0.28 to $0.32 per diluted share for the year. In future years, NASDAQ expects to fully realize synergies associated with the INET acquisition, with benefits recognized as both gross margin increases and reductions to expenses. Total expenses for the full year 2007 are anticipated to decline 20.0% to 25.0% from 2006 levels, the year immediately following completion of the integration.

These projections reflect the impact of the issuance of primary shares in an offering, announced earlier this month. NASDAQ plans to sell its own shares in this offering to redeem its Series C preferred stock, with any further proceeds to be used for general corporate purposes, including potential acquisitions.

NASDAQ’s Chief Financial Officer, David Warren, commented: “In 2005, NASDAQ executed very well to plan, growing the top-line, reducing our baseline expenses and generating a significant increase in net income. From its inception in 2003, our strategic review and cost reduction road map has removed more than $260.0 million in real estate, overhead, and technology expenses from our cost structure. This record of consistent, focused achievement demonstrates our ability to maintain this momentum throughout the remainder of the roadmap while also accomplishing a successful INET integration, already underway. Our entire organization is energized to accomplish our objectives and to continue NASDAQ’s impressive record of financial, operational, and competitive achievement.”

Q4 Financial Review

Total Revenues and Gross Margin – Fourth quarter results include INET operations following the completion of the acquisition on December 8, 2005. Prior to the second quarter 2005, NASDAQ’s other execution revenues were reported net of liquidity rebates as NASDAQ does not act as principal. However, in the second quarter 2005, under NASDAQ’s new Limitation of Liability Rule, NASDAQ has recorded all execution revenues from transactions executed through the NASDAQ Market Center on a gross basis in revenues and has recorded liquidity rebate payments from transactions executed through the NASDAQ Market Center as cost of revenues as NASDAQ now has risk associated with trade execution subject to rule limitations. This change was made on a prospective basis beginning April 1, 2005 as required under U.S. generally accepted accounting principles.

For the fourth quarter 2005, gross margin increased 14.2% to $138.6 million from $121.4 million in the year-ago quarter and increased 6.1% from $130.6 million in the third quarter of 2005.

•

Market Services – Gross margin increased 14.1% to $79.3 million from $69.5 million in the year-ago period and increased 6.0% from $74.8 million in the prior quarter. Of this, NASDAQ Market Center gross margin of $45.1 increased 4.6% from $43.1 million in the year-ago quarter and 4.2% from $43.3 million last quarter. Gross margin increased primarily from INET activity and increases in market share of trade executions. Offsetting these increases were declines in the subscriber base for Access Services legacy products, which have been discontinued. Market Services Subscriptions revenues, net of revenue sharing plans, increased 19.4% to $27.1 million from $22.7 million in the year-ago quarter and decreased 0.4% from $27.2 million last quarter. The increase from the prior year is due to increases in revenues generated from proprietary data products through product improvements and enhanced sales efforts as well as reduced sharing under the NASDAQ General Revenue Sharing Program. Other Market Services revenues increased $3.4 million from the year-ago quarter due primarily to a new contract between NASD and

NASDAQ for the operations of the Over-the-Counter Bulletin Board (“OTCBB”), which took effect on October 1, 2005. NASDAQ transferred responsibility for the OTCBB back to NASD, but agreed to continue to operate the OTCBB on a contract basis for two years, subject to renewals.

•	Issuer Services – Revenues increased 14.3% to $59.3 million from $51.9 million in the year-ago period and increased 6.3% from $55.8 million in the prior quarter. Of this, Corporate Client Group revenues increased 18.2% to $50.0 million from $42.3 million in the year-ago quarter and increased 7.8% from $46.4 million in the prior quarter. The increases were primarily due to an increase in annual listing fees implemented in 2005 and to revenues from the NASDAQ Insurance Agency, including the acquisition of Carpenter Moore. NASDAQ Financial Products revenues of $9.3 million decreased 3.1% from the year-ago quarter and decreased 1.1% from $9.4 million in the prior quarter.

Total Expenses – Total expenses decreased 13.2% to $105.4 million from $121.4 million in the year-ago quarter and increased 6.1% from $99.3 million in the prior quarter. The fourth quarter of 2005 includes the $2.1 million in net pre-tax charges noted above. The fourth quarter 2004 included $25.5 million of similar charges.

Earnings Per Share

As stated above, fourth quarter earnings (loss) per diluted share were $0.15 versus $0.16 reported for the third quarter of 2005, and $(0.10) per diluted share in the year-ago quarter. NASDAQ’s weighted average shares outstanding used to calculate diluted earnings (loss) per share was 122.5 million in the quarter versus 79.3 million last year and 119.4 million last quarter, due primarily to the dilutive impact of the convertible notes and related warrants issued in April 2005 in connection with the acquisition of INET ECN.

NASDAQ® is the largest electronic screen-based equity securities market in the United States. With approximately 3,200 companies, it lists more companies and, on average, trades more shares per day than any other U.S. market. It is home to category-defining companies that are leaders across all areas of business including technology, retail, communications, financial services, transportation, media and biotechnology industries. For more information about NASDAQ, visit the NASDAQ Web site at www.nasdaq.com or the NASDAQ NewsroomSM at www.nasdaqnews.com. NDAQF

Cautionary Note Regarding Forward-Looking Statements

The matters described herein may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The NASDAQ Stock market, Inc. (“NASDAQ”) cautions that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. Such forward-looking statements include projections which have not been reviewed by independent auditors of NASDAQ. Forward-looking statements involve a number of risks, uncertainties or other factors beyond NASDAQ’s control. These factors include, but are not limited to, NASDAQ’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in NASDAQ’s annual report on Form 10-K, and periodic reports filed with the U.S. Securities and Exchange Commission. In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NASDAQ that the projections will prove to be correct. We undertake no obligation to release any revisions to any forward-looking statements.

The Nasdaq Stock Market, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts and other drivers)

	Three Months Ended (unaudited)			Year Ended
	December 31, 2005	September 30, 2005	December 31, 2004	December 31, 2005	December 31, 2004
				(unaudited)
Revenues
Market Services	$200.2	$164.6	$116.2	$653.6	$334.5
Issuer Services	59.3	55.8	51.9	226.1	205.8
Other	—	—	—	0.2	0.1

Total revenues	259.5	220.4	168.1	879.9	540.4
Cost of revenues
Liquidity rebates	86.1	64.8	30.6	255.5	38.1
Brokerage, clearance and exchange fees	34.8	25.0	16.1	98.4	17.7

Total cost of revenues	120.9	89.8	46.7	353.9	55.8

Gross margin	138.6	130.6	121.4	526.0	484.6

Expenses
Compensation and benefits	41.7	36.2	35.7	152.1	148.2
Marketing and advertising	4.2	1.5	3.8	9.0	12.8
Depreciation and amortization	20.2	13.6	21.3	67.0	76.3
Professional and contract services	7.7	7.4	7.1	29.1	23.7
Computer operations and data communications	14.9	15.4	17.7	62.4	98.9
Provision for bad debts	3.0	0.1	(0.2)	3.0	1.1
Occupancy	7.1	7.2	7.4	28.4	28.7
General and administrative	(3.9)	7.4	17.3	19.5	41.1

Total direct expenses	94.9	88.8	110.1	370.5	430.8
Support costs from related parties, net	10.5	10.5	11.3	41.8	45.6

Total expenses	105.4	99.3	121.4	412.3	476.4

Operating income	33.2	31.3	—	113.7	8.2
Interest income	4.2	4.0	1.2	12.7	5.9
Interest expense	(8.1)	(4.7)	(2.9)	(20.3)	(11.5)
Minority interest	0.1	0.1	—	0.2	—

Pre-tax operating income (loss)	29.4	30.7	(1.7)	106.3	2.6
Income tax provision	12.3	12.9	0.5	44.6	0.8

Net income (loss) from continuing operations	17.1	17.8	(2.2)	61.7	1.8
Net income from discontinued operations, net of tax	—	—	9.6	—	9.6

Net income	$17.1	$17.8	$7.4	$61.7	$11.4

Net income (loss) applicable to common stockholders:
Net income	$17.1	$17.8	$7.4	$61.7	$11.4
Preferred stock:
Loss on exchange of securities	—	—	(3.9)	—	(3.9)
Dividends declared	(0.7)	(0.7)	(1.0)	(3.2)	(8.4)
Accretion of preferred stock	(0.3)	(0.7)	(0.9)	(3.4)	(0.9)

Net income (loss) applicable to common stockholders	$16.1	$16.4	$1.6	$55.1	$(1.8)

Basic and diluted earnings (loss) per share:
Basic earnings (loss) per share:
Continuing operations	$0.20	$0.20	$(0.10)	$0.68	$(0.14)
Discontinued operations	—	—	0.12	—	0.12

Total basic earnings (loss) per share	$0.20	$0.20	$0.02	$0.68	$(0.02)

Diluted earnings (loss) per share:
Continuing operations	$0.15	$0.16	$(0.10)	$0.57	$(0.14)
Discontinued operations	—	—	0.12	—	0.12

Total diluted earnings (loss) per share	$0.15	$0.16	$0.02	$0.57	$(0.02)

Weighted average common shares outstanding for earnings (loss) per share:
Basic	82.5	81.2	78.8	80.5	78.6
Diluted	122.5	119.4	79.3	111.9	78.6

Other Drivers
Average daily share volume (in millions)	1,768	1,653	1,891	1,799	1,808

Percentage of share volume of NASDAQ-listed securities reported to the NASDAQ Market Center	61.5%	56.0%	57.1%	57.0%	51.3%

Initial Public Offerings	35	46	43	126	148
Secondary Offerings	77	50	52	222	233
Number of Listed Companies	3,208	3,214	3,271	3,208	3,271

The Nasdaq Stock Market, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	December 31, 2005	December 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$165.2	$58.2
Investments:
Available-for-sale, at fair value	179.4	174.9
Held-to-maturity, at amortized cost	—	28.6
Receivables, net	207.6	104.3
Receivables from related parties	—	3.2
Deferred tax assets	10.0	24.2
Other current assets	34.8	12.8

Total current assets	597.0	406.2
Held-to-maturity investments, at amortized cost	—	2.0
Property and equipment:
Land, buildings and improvements	60.9	97.3
Data processing equipment and software	180.0	205.3
Furniture, equipment and leasehold improvements	115.6	140.0

	356.5	442.6
Less accumulated depreciation and amortization	(233.9)	(268.8)

Total property and equipment, net	122.6	173.8
Non-current deferred tax assets	133.3	48.8
Goodwill	961.9	141.4
Intangible assets, net	215.5	40.8
Other assets	16.5	1.8

Total assets	$2,046.8	$814.8

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$118.9	$40.2
Accrued personnel costs	55.3	49.4
Deferred revenue	53.6	59.5
Other accrued liabilities	61.8	42.5
Current portion of long-term debt	7.5	—
Payables to related parties	28.2	16.7

Total current liabilities	325.3	208.3
Long-term debt	1,184.9	265.0
Accrued pension costs	25.8	25.7
Non-current deferred tax liabilities	95.2	29.5
Non-current deferred revenue	92.0	89.8
Other liabilities	69.6	39.9

Total liabilities	1,792.8	658.2

Minority interest	1.0	—

Stockholders’ equity
Common stock	1.3	1.3
Preferred stock, Series D (Series B at December 31, 2004) and Series C	95.0	130.1
Additional paid-in capital	373.5	356.0
Common stock in treasury, at cost	(613.4)	(662.0)
Warrants underlying common stock	10.2	—
Accumulated other comprehensive loss	(1.3)	(1.1)
Deferred stock compensation	(4.9)	(1.0)
Common stock issuable	6.8	2.6
Retained earnings	385.8	330.7

Total stockholders’ equity	253.0	156.6

Total liabilities, minority interest and stockholders’ equity	$2,046.8	$814.8